UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported):  08/11/08
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Oncolin Therapeutics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Nevada
(State or Other Jurisdiction of Incorporation)

000-50541 (Commission File Number)	88-0507007 (I.R.S. Employer Identification No.)
6750 West Loop South, Suite 790 Bellaire, Texas (Address of Principal Executive Offices)	77401 (Zip Code)

(Former name or former address, if changed since last report)

Registrant’s telephone number, including area code:  (832) 426-7901

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

On August 8, 2008, Mr. Steven M. Plumb, age 49, was appointed to serve as a Director, Treasurer and Assistant Corporate Secretary of the Company and a member of the Corporate Governance and Compensation Committees of the Board.  Mr. Plumb currently serves as the Company’s Chief Financial Officer.

Mr. Plumb is a CPA licensed to practice in Texas. Mr. Plumb is a financial manager and senior executive experienced in operations, finance and marketing. Mr. Plumb is the president of Clear Financial Solutions, Inc. a business consulting firm that assists public and private companies with financing, operations improvement, outsourced accounting, SEC reporting, mergers and acquisitions, and financial analysis. From 2002 through 2004, Mr. Plumb served as Vice President and Chief Financial Officer of Adventrx Pharmaceuticals, Inc. Prior to this, Mr. Plumb served as the Chief Financial Officer of DePelchin Children's Center, and as controller of Memorial City Rehabilitation Hospital in Houston, Texas.  Mr. Plumb is a former auditor and consultant with KPMG. Mr. Plumb earned his BBA degree in accounting from the University of Texas at Austin.

In connection with his appointment, Mr. Plumb received a five-year option to purchase 300,000 shares of the Company’s common stock under the Company’s 2007 Stock Option Plan at a purchase price of $0.05 per share, which option vests in 3 equal annual installments with the first installment vesting on the grant date, the second installment vesting one year from the date the option was granted and the third installment vesting two years from the grant date.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ONCOLIN THERAPEUTICS, INC.

By: /s/ Steven M. Plumb
            Steven M. Plumb, Chief Financial Officer

DATE: August 12, 2008